Contact:     Dennis Lakomy                         Release Date: Immediate
             Chief Financial Officer
             (708) 757-2803


             CFC INTERNATIONAL, INC. ANNOUNCES PLANS TO BE ACQUIRED
                           BY QUAD-C MANAGEMENT, INC.


     Chicago Heights, Illinois, January 9, 2006 - Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (Nasdaq: CFCI) today announced that it has entered into a definitive Merger Agreement to be acquired by an affiliate (the "Buyer") of Quad-C Management, Inc., a private equity firm. Under the terms of the Merger Agreement dated January 9, 2006, the Buyer will acquire all of the outstanding common stock of CFC for $16.75 in cash per share, which represents an approximate 18% premium to the average trading price of CFC's stock over the last five days.

     The board of directors of CFC unanimously approved the Merger Agreement and recommended approval by its stockholders. Roger F. Hruby, the majority stockholder of CFC, has agreed to execute a written consent approving the merger. As a result, no further stockholder action will be required to adopt the Merger Agreement or approve the merger. CFC will distribute an information statement to its stockholders describing the Merger Agreement and the merger as promptly as practicable.

     CFC was advised on the transaction by Lincoln Partners, LLC. CFC's board of directors received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., that the consideration to be received by public stockholders of the Company in the transaction is fair to them from a financial point of view.

     The closing of the merger is subject to the satisfaction of various conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Act, the filing of the information statement with the Securities and Exchange Commission, the distribution of the information statement to CFC's stockholders, the absence of dissenting stockholders above a stated threshold and the completion of financing arrangements by the Buyer. The closing of the Merger Agreement is expected to occur in the first quarter of 2006.

     Roger F. Hruby, Chairman of CFC, said, "We are pleased to have reached an agreement with Quad-C Management which provides an attractive liquidity for our shareholders. We also are enthusiastic about the opportunities presented to CFC by joining forces with Quad-C Management and believe that the proposed transaction is in the best interests of our employees and our customers."

                                    - more -

About CFC International, Inc.

     CFC International, Inc. formulates, manufactures and sells chemically-complex, transferable, multi-layer coatings for use in many diversified markets, such as holographic packaging and authentication seals, furniture and building products, pharmaceutical products and transaction cards (including credit cards, debit cards, ATM cards and access cards), and intaglio printing. With manufacturing facilities in Chicago Heights and Countryside, Illinois and Goppingen, Germany, and sales offices in the United Kingdom and France, CFC's products are sold to more than 1,000 active customers worldwide. For more information visit CFC's website at www.cfcintl.com.

About Quad-C Management, Inc.

     Quad-C Management, Inc. is a middle-market private-equity firm with over $2 billion of assets under management. Founded in 1989, Quad-C has invested in 35 platform companies with aggregate sales in excess of $3 billion and has completed more than 100 transactions since its inception. You can read more about Quad-C on their website at www.quadcmanagement.com.

CFC's "Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

     Statements made in this press release, including those relating to the expected effects, timing and completion of the proposed transaction and all other statements in this release other than historical facts, constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions may impact market growth trends or otherwise impact the demand for the company's products and services; competition from existing and new competitors and producers of alternative products will impact the company's ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company's ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company's ability to exploit new or growing markets; the company's ability to successfully identify and implement productivity improvements and cost reduction initiatives may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability, may impact the level and profitability of the company's foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company's filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release. We may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain regulatory approvals or to satisfy other customary closing conditions or Buyer's failure to obtain required financing. We have no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of anticipated events.

                                    - more -

Additional Information and Where to Find It

     You may access additional information, including CFC's filings with the SEC and previous press releases by visiting CFC's website at www.cfcintl.com.

     This communication is being made in respect of the proposed merger transaction involving CFC and Buyer. In connection with the proposed transaction, CFC will prepare the information statement for the stockholders of CFC describing the merger transaction. CFC will be filing other documents with the SEC as well. Investors are urged to read the information statement regarding the proposed transaction and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed transaction.

     The final information statement will be mailed to CFC's stockholders. The information statement and other documents will be available free of charge at the SEC's internet site (http://www.sec.gov). The information statement (when it is available) and the other documents may also be obtained for free by accessing CFC's website at www.cfcintl.com.

     CFC and its directors, officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. Information regarding CFC's directors and executive officers is set forth in CFC's proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the information statement relating to the merger when it becomes available.

                                       ###